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            Fargo

Corporate Trust Services

MAC R1204-010

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410 884 2000

Fax: 410 715 2380

Annual Statement of Compliance

Per the applicable Servicing Agreement for the transaction listed on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity as listed on Schedule I ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2020 (the "Reporting Period"):

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 11, 2021

/s/ Brian Smith

Brian Smith

Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)
GS Mortgage Securities Trust 2017-GS8 Commercial Mortgage Pass-Through Certificates Series 2017-GS8	Pooling and Servicing Agreement	11/01/2017	Certificate Administrator

Material Instance(s) of Non-Compliance

On April 13, 2020, Wells Fargo made a distribution (the "April Distribution") to the holders of the certificates of the GS Mortgage Securities Trust 2017-GS8 Commercial Mortgage Pass-Through Certificates Series 2017-GS8.  The April Distribution did not include required distributions to two CUSIPs resulting in a collective underpayment of approximately $108,213. The payment error resulted from an administrative error in the input into the payment system.

The payments not made with the April Distribution were made three business days late on April 16, 2020.  To prevent further similar payment errors, Wells Fargo has incorporated additional payment control procedures.